Exhibit 10.17

Distribution & Cooperation Agreement

Made in 1st June 2009

Between

Home Touch Solution Sdn Bhd, a company duly incorporated under the laws of Malaysia and having its registered office at Block B-G-2A, Jalan Dataran SD 2, Dataran Sri Damansara, PJU 9, Bandar Sri Damansara, 52200 Kuala Lumpur, Malaysia. (Hereinafter "HTS")

And

Home Touch Limited, a company duly incorporated under the laws of Hong Kong and having its registered office at 703, Liven House, 61-63 King Yip Street, Kwun Tong, Hong Kong, (hereinafter "HTL"):

Engagement

Both parties agreed that this is a Distribution & Cooperation Agreement (Agreement) and made in the 1st June 2009. HTS is appointed by HTL to Sales, Marketing and Promote HTL's product and technology started from this date.

Definitions

Territory: Means Malaysia.

Strategic partner: HTS and HTL consider themselves as strategic partners in the meaning of developing and maintaining common sales, marketing and development strategy.
Bundled product: Selling HTL's product and technology as a bundled core into HTS's and/or partners' solution.

Entities List: An agreed list of potential projects and customers that HTS may approach. This list is periodically updated by HTS.

Sales

HTS is authorized to sell exclusively HTL's products, technology and services as stand alone or bundled products in the Home Automation and/or IP Video Door Phone and /or Intelligent Building Territory.

The payment term is T/T in advance.

A list of the products, services and project price is included in annex 1.

Upon identification of a new lead, HTS will specify to the each other a written notification regarding the following:

•	The potential customer

•	Relevant project

•	Expected solution

•	Expected date to close a deal.

Each proposal shall be based on an agreed price list (see annex 1).

Products and Services

HTS shall ONLY sales and marketing intelligent building system provided by HTL's products.

HTL shall supply HTS with the needed range of standard products.

HTS committed must not to promote and/or sell any product and/or technology that may compete with HTL' products and/or technology and/or system within the agreement period.

HTL agreed to provide one year product warranty. 20% will charge for second year onward. This will be split with HTS.

Duration

This Agreement shall be valid for 24 months. Upon the expiry of the Agreement Initial Term, this Agreement shall be automatically renewed to yearly basis ("Agreement Renewal Term"), unless either party shall give to the other a 60-days written notice prior to the expiry of the respective Agreement Renewal Term stating its intention not to renew, in which case the Agreement shall be terminated on the expiry of the respective Agreement Renewal Term. All terms of this Agreement are hereby deemed essential.

Term

This Agreement shall be effective as of the date first above written and shall continue for a period of 24 months, both parties shall give to the other a 60-days written notice prior to terminate this Agreement.

Consequence of Termination

Upon termination of this Agreement for any reason:

•	the HTS shall cease to introduce, promote, market or advertise the Packages or to make any use of the Trade Mark or trade name of HTL;

•	HTL and / or its associate(s) shall continue to provide the HTL's Products and/or Solution to potential clients within territories;

•
And subject as otherwise provided in this Agreement and to any rights or obligation which have accrued prior to termination, neither party shall have any further obligation to the other under this Agreement.

Intellectual Property

HTL hereby authorizes HTS to use the Trade Mark in Malaysia, on or in relation to the Products and/or Solutions of HTL for the purpose only of exercising the HTL's rights and performing the HTL's obligations under this Agreement.

HTS shall ensure that each reference to and use of any of the Trade Mark by HTS is in a manner approved by HTL in writing in advance.

HTS shall not:

(a)       make any modifications and/ or competition to HTL's Product and Solution;

(b)       alter, remove or tamper with any Trade Mark, or other means of identification used on or in relation to the Products and/or Solutions without obtaining the prior written consent of HTL;

(c)       use the Trade Mark in any way which might prejudice their distinctiveness or validity or the goodwill of HTL therein;

(d)       use in relation to the Products and Solutions any trade marks other than the Trade Mark without obtaining the prior written consent of HTL; and

(e)       use any trade marks or trade names so resembling any trade mark or trade names of HTL as to be likely to cause confusion or deception.

Except as provided in this Clause, nothing in this Agreement shall give HTS any rights in respect of any Intellectual Property used by HTL in relation to the Products and/or Solutions or the other services or products of HTL or of the goodwill associated therewith, and HTS hereby acknowledges that, except as expressly provided in this Agreement, it shall not acquire any rights in respect thereof and that all such rights and goodwill, the Trade Mark and any Intellectual Property of HTL are, and shall remain, exclusively vested in HTL.

HTS shall not use any Intellectual Property of HTL except as expressly permitted by this Agreement.

HTS shall not do or authorize any third party to do any act which would or might invalidate or be inconsistent with any Intellectual Property of HTL and not omit or authorize any third party to omit to do any act which, by its omission, would have that effect or character.

HTS shall promptly and fully notify HTL of any actual, threatened or suspected infringement of the Trade Mark or the Intellectual Property of HTL which comes to HTS's notice, and of any claim by any third party so coming to its notice that the sale of the Products and/or Solutions infringes any rights of any other person, and HTS shall at the request and expense of HTL do all such things as may be reasonably required to assist HTL in taking or resisting any proceedings in relation to any such infringement or claim.

Non-solicitation Clause

Both parties acknowledge and recognize the highly competitive nature of the businesses and agree not to solicit or entice away from the other's employment (or employment by any member of the other group) any person employed by the other (or any member of the other group) during the term of this Agreement, within 12 months of the termination of the employment and within 24 months of the termination of this Agreement. This clause is to be reciprocal and binding on both parties.

HTS acknowledge that any information, reports, and procedures provided by HTL parties MUST not be used for its own used, or as a means to break this contract terms and conditions. Home Touch reserves the right to withhold any documents, manuals deemed proprietary, or as part of its competitive advantage in performing its obligation under this contract.

Force Majeure

Neither party hereto shall be liable for any breach of its obligations hereunder resulting from causes beyond its reasonable control, including but not limited to fires, strikes (of its own or other employees), Act of God, earthquake, acts of government, wars, strikes, lockouts, insurrection, riots, embargoes, or regulations of any civil or military authority (an "Event of Force Majeure").

If an Event of Force Majeure shall continue for more than three months, then this Agreement shall automatically terminate without liability on either party.

Each of the parties hereto agrees to give notice forthwith to the other upon becoming aware of an Event of Force Majeure. Such notice shall contain details of the circumstances giving rise to the Event of Force Majeure.

Independent Contractor

The HTS shall perform the Services as an independent contractor and retain control over such Services. HTS shall not, by virtue of this Agreement or the arrangement hereunder or otherwise, be considered a joint venture, partner, employee of the HTL for any reason, and shall not have the power or authority to contract in the name of, or otherwise bind, the HTL.

Assignment

HTS shall NOT sell, assign, or transfer any rights or interests created under this Agreement or delegate any of their duties without the prior written consent of Home Touch. Any such assignment or delegation of either party hereunder without such consent shall be void.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong without reference to the principles of conflict of laws, and the parties hereto irrevocably submit it to the sole and exclusive jurisdiction of the competent HKSAR courts, to the absolute exclusion of any other court and any other jurisdiction.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

For and on behalf of Home Touch Solution Sdn Bhd By: Wong King Chnan /s/ Wong King Chnan	For and on behalf of Home Touch Limited By: Ng Tze Lung David Gunawan /s/ Ng Tze Lung David Gunawan